Exhibit 10.3

SEVERANCE AGREEMENT, dated as of July 7, 2008, by and between ENTEGRIS, INC., a Delaware corporation (the “Company”), and GREGORY B. GRAVES (“Executive”).

RECITALS

1. The Executive is currently employed by the Company as its Chief Financial Officer.

2. The Executive has informed the Company that Executive has received an offer of employment as Chief Financial Officer on comparable terms from another Person which Executive proposes to accept.

5. In order to induce the Executive to remain in the employ of the Company for at least two years from the date hereof and to allay the Executive’s concerns as to financial security in the event that Executive’s employment were terminated by the Company, the Company and Executive have entered into this Severance Agreement (“Agreement”).

NOW, THEREFORE, in consideration of the above specified recitals and their mutual promises, the Company and Executive agree as follows:

1. Definitions.

1.1. “Cause” means: (i) Executive’s conviction of a felony involving a personal act of willful and intentional misconduct or the entry by Executive of a plea of nolo contendere in connection with such an alleged felony; (ii) the repeated and continual failure of Executive to fulfill the basic duties of his position with the Employer or Executive’s obligations under this Agreement; (iii) Executive’s gross negligence, dishonesty, willful malfeasance or gross misconduct in connection with his employment with the Employer; or (iv) willful failure by Executive to follow any lawful directives established for Executive by the senior management of the Employer. Notwithstanding the foregoing, the deficiencies referred to in clauses (ii), (iii), and (iv) shall constitute Cause only if such deficiency remains uncured or continues or recurs after ten (10) days notice from the Employer specifying in reasonable detail the nature of such deficiency, if such deficiency is capable of cure.

1.2. “Good Reason” means: (i) failure of the Employer to continue the Executive in the position of Chief Financial Officer or another senior executive position of similar responsibilities and prestige; (ii) material diminution in the nature or scope of the Executive’s responsibilities, duties or authority, or (iii) diminution by the Employer of the Executive’s base salary from that of Executive’s current employment. Notwithstanding the foregoing, the deficiencies referred to in clause (i) or (iii) shall constitute Good Reason only if such deficiency remains uncured or continues or recurs after ten (10) days notice from the Executive specifying in reasonable detail the nature of such deficiency, if such deficiency is capable of cure.

1.3. “Employer” means the Company.

1.4. “Change of Control” means: (i) that the Company shall cease to be a publicly owned corporation, or (ii) any merger or consolidation of the Company with or into another entity as a result of which the Company is not the surviving entity, or (iii) any sale of more than 50% of the total assets of the Company in a transaction not in the

Company’s ordinary course of business, or (iv) any transaction or series of transactions as a result of which at least a majority of the members of the Board of Directors of the Company prior to such transaction or transactions no longer serve as directors of the Company.

1.5. “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

2. Agreement of the Executive. The Executive hereby agrees to continue in the employ of the Employer for a period of not less than two (2) years following the date hereof; provided, however, that the Executive shall be entitled to resign from the Employer for Good Reason. Executive further agrees that payment of any benefits under this Agreement shall be subject to and expressly conditioned upon Executive executing a release for and on behalf, of his heirs, executors, administrators, successors, assigns, and anyone claiming through Executive in favor of the Employer releasing and waiving any and all claims related to pay, vacation pay, insurance or welfare benefits or any other rights relating to employment with the Company (a “Release”).

3. Termination of Employment by the Employer. For a period of two (2) years following the date hereof, if the Employer terminates Executive’s employment for any reason other than Cause (and other than as a result of death or disability) or if Executive resigns from the Employer for Good Reason, then, in such event: (i) the Employer will pay Executive an aggregate severance benefit in an amount equal to two times Executive’s base salary as in effect immediately prior to any such termination or resignation; such severance benefit shall be paid in the form of salary continuation for the period commencing on the date of such termination or resignation and ending on the second anniversary of the date of any such termination or resignation (the “Severance Pay Period; (ii) the Employer will continue healthcare benefits for Executive and his immediate family for the entire of the Severance Pay Period; and (iii) the restrictions with respect to the restricted stock award made to Executive on July 3, 2008 shall lapse as of the date of such termination or resignation.

4. Confidentiality. During the period that he is receiving severance benefits hereunder and for a period of two years thereafter, Executive shall hold all confidential information of the Employer in his possession in strict confidence and shall not disclose it to any third party. This non-disclosure obligation shall not apply to information which is in the public domain or subsequently comes into the public domain through no fault of the Executive.

5. Withholding. All payments to be made or benefits to be provided to Executive in accordance with this Agreement shall be made net of all applicable income and employment taxes required to be withheld from such payments.

6. Change of Control. The Employer agrees that: (i) if a Change of Control of the Employer occurs while Executive is employed by the Employer, then the Executive shall be entiled to the benefits provided to Executive by that certain Executive Change of Control Termination Agreement, dated as of August 10, 2005 between Employer and Executive in lieu of the benefits provided by this Agreement; (ii) if a Change of Control of the Employer occurs after Executive’s termination or resignation for Good Cause hereunder and prior to the expiration of the Severance Pay Period provided in Section 3 above, the Employer shall provide Executive with written notice of such Change in Control in advance, if possible, but in no event later than 15 days after learning thereof. Upon the occurrence of a Change of Control of the Employer, the Executive shall have the option, during the ninety (90) day period following receipt of such notice, to demand that the Employer pay a lump sum amount to him, within 30 days of such demand, equal to the present value of the payments which would be made to him pursuant to this Agreement and upon the payment of such lump sum to the Executive, Executive shall deliver a Release to the Company and this Agreement shall thereupon terminate. The Employer shall require any successor corporation or other business entity by agreement to expressly assume and agree to perform this Agreement, or any remaining portion thereof, in its entirety.

7. Restricted Activities. Executive acknowledges that during employment with the Company Executive has had access to Confidential Information which, if disclosed, would assist in competition against the Company and agrees that the following restrictions on Executive’s activities are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company:

(a)	Executive agrees that, during the Severance Pay Period Executive will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company within the United States or in any other country in which the Company is doing business. Specifically, but without limiting the foregoing, Executive agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in any business that is competitive with the business of the Company, as conducted or in planning during Executive’s employment with the Company, unless the Company agrees, in advance and in writing, signed by the Chief Executive Officer of the Company, to the Executive working or providing services for a specified Person. The Company will so agree provided that it determines, in its sole discretion, that the acceptance of a position with such Person by Executive or the provision of such work or services will not result in the use or disclosure of Confidential Information. Executive agrees that the Company’s consent shall be acquired prior to accepting any such position or commencing any business activity which could be inconsistent with Executive’s obligations under this Agreement. Executive agrees to provide the Company with all information that it may reasonably request in order to make a determination as contemplated hereunder.

(b)	Executive agrees that during the Severance Pay Period, Executive will not, directly or indirectly, (i) hire any employee of the Company or seek to persuade any employee of the Company to discontinue employment or (ii) solicit or encourage any independent contractor providing services to the Company to terminate or diminish its/his/her relationship with the Company.

(c)

Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Executive further agrees that, were Executive to breach any of the covenants contained in Section 4 above or in this Section 7, the damage to the Company would be irreparable. Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond. Executive and the Company further agree that, in the event that any provision of this Section 7 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

8. Miscellaneous. This Agreement may be amended only by a written instrument signed by the Employer and Executive. Except with respect to any other agreement between the Company and Executive that is specifically referenced herein and intended to continue beyond the execution of this Agreement, this Agreement shall constitute the entire agreement between the Company and Executive with respect to the subject matter hereof. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, other than the provisions thereof relating to conflict of laws. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators (in the case of Executive) and assigns. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Severance Agreement effective as of the day first written above.

ENTEGRIS, INC.		EXECUTIVE

By:	/s/ GIDEON ARGOV	/s/ GREGORY B GRAVES
Name:	Gideon Argov	Printed Name: Gregory B. Graves
Title	President & CEO

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